SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) March 21, 2008

NORTHWEST BIOTHERAPEUTICS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
(STATE OR OTHER	0-33393	94-3306718
JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)
7600 Wisconsin Avenue, Suite 750, Bethesda, MD 20814
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (240) 497-9024

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBITS

Item 1.01.	Entry into a Material Definitive Agreement.
On March 21, 2008, Northwest Biotherapeutics, Inc. (the “Company”) executed a Sublease Agreement (the “Sublease Agreement”) with Toucan Capital Corporation (“Toucan”), which the Company uses as its headquarters, at 7600 Wisconsin Avenue, Suite 750, Bethesda, Maryland. Linda F. Powers, the managing director of Toucan, is the Chairperson of the Company’s board of directors. In addition, Toucan is affiliated with Toucan Capital Fund II, LP and Toucan Partners, LLC, which, collectively, beneficially owned approximately 51.7% of the Company’s common stock as of March 18, 2008.
The Sublease Agreement is effective as of July 1, 2007 and expires on October 31, 2016, unless sooner terminated according to its terms. Previously, the Company had been occupying its Bethesda headquarters under an oral arrangement with Toucan, whereby the Company was required to pay base rent of $32,949.10 per month through December 31, 2007. Under the Sublease Agreement, the Company is required to pay base rent of $34,000 per month during the year 2008, which monthly amount increases by $1,000 on an annual basis, to a maximum of $42,000 per month during 2016, the last year of the term of the lease. In addition to monthly base rent, the Company was and remains obligated to pay operating expenses allocable to the subleased premises under Toucan’s master lease.
A copy of the Sublease Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Upon an event of default, the Sublease Agreement provides that Toucan may terminate the lease with customary default provisions, representations, warranties, and covenants.
The foregoing is a summary of certain material provisions of the Sublease Agreement and is qualified in its entirety by reference to the full text of the Sublease Agreement, as set forth in Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1	Sublease Agreement, dated as of March 21, 2008, between the Company and Toucan Capital Corporation

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 21, 2008	NORTHWEST BIOTHERAPEUTICS, INC.
	By:	/s/ Anthony Deasey
Anthony P. Deasey
Senior Vice President & Chief Financial Officer